Exhibit 10.46
eResearchTechnology, Inc.
CONSULTANT AGREEMENT
This Consultant Agreement (the “Agreement”) is hereby entered into effective the 1st day of March, 2010 by and between Joel Morganroth, M.D., P.C. (hereinafter known as “Consultant”) and eResearchTechnology, Inc. (together with its affiliated corporations hereinafter known as the “Company”), and having its principal offices at 1818 Market Street, Philadelphia, PA 19103.
In consideration of the mutual covenants contained herein, and intending to be legally bound, the Company and Consultant agree as follows:
1.	SCOPE OF PROJECT
Consultant agrees to provide Joel Morganroth, M.D. (“Dr. Morganroth”) to perform services for the Company’s eRT Consulting Group as directed from time to time by the Company’s Executive Vice President and Chief Medical Officer (“Services”).
2.	ETHICAL CONDUCT
Consultant will cause Dr. Morganroth to conduct himself in a professional and ethical manner at all times and will, and will cause Dr. Morganroth to, comply with all Company policies as well as all State and Federal regulations and laws as they may apply to the services, products and business of the Company.
3.	COMPENSATION
a)	In consideration for the Services, Consultant shall be paid a commission of 80% of net revenues for services performed by the Consultant for the eRT Consultant Group. Payment shall be made to the Consultant within thirty (30) days following the Company’s billing to the Sponsor for such Services.
b)	Consultant shall be reimbursed for reasonable out of pocket expenses when properly documented in accordance with Company policy.
c)	Consultant agrees to cause Dr. Morganroth to maintain medical licenses and insurance as required to carry out the duties described herein, the cost of which will be reimbursed by the Company when properly documented in an amount not to exceed $20,000 per year.
d)	Consultant shall be acting as an independent contractor under this Agreement and not as an employee of the Company. Payment of any tax and/or social security or any other liabilities relative to the compensation paid hereunder shall be the responsibility of the Consultant.

4.	NON-DISCLOSURE
Consultant acknowledges that consultancy for the Company requires it and Dr. Morganroth to have access to confidential information and material belonging to the Company, including customer lists, contracts, proposals, operating procedures and trade secrets. Upon termination of the consulting relationship for any reason, Consultant agrees to return to the Company any such confidential information and material in its or Dr. Morganroth’s possession with no copies thereof retained. Consultant further agrees, whether during the term of this agreement with the Company or any time after the termination thereof (regardless of the reason for such termination), that neither it nor Dr. Morganroth will disclose or use, in any manner, any confidential or other material relating to the business, operations or prospects of the Company except as authorized in writing by the Company.
5.	INVENTIONS
a)	Consultant agrees to, and cause Dr. Morganroth to, promptly disclose to the Company each discovery, improvement or invention conceived, made or reduced to practice during the term of this Agreement. Consultant further agrees to, and cause Dr. Morganroth to, grant to the Company the entire interest in all of such discoveries, improvements and inventions and to sign all patent/copyright applications or other documents needed to implement the provisions of this paragraph without additional consideration. Consultant further agrees that all works of authorship subject to statutory copyright protection developed jointly or solely, during the term of this Agreement shall be considered property of the Company and any copyright thereon shall belong to the Company. Any invention, discovery or improvement conceived, made or disclosed, during the one year period following the termination of this Agreement shall be deemed to have been made, conceived or discovered during the term hereof.
b)	If publication of data generated from studies conducted under the auspices of the Company is anticipated, Consultant agrees to obtain permission from the Company for such publication.
6.	NO SOLICITATION
During the continuance of this Agreement and for a period of one year thereafter (regardless of the reason for termination), Consultant agrees that it will not, and will not permit Dr. Morganroth to, directly or indirectly, in any way for its or his own account, as employee, stockholder, partner or otherwise, or for the account of any other person, corporation or other entity, inappropriately or unethically solicit clients, Company employees or independent contractors that would interfere with the business of the Company.
7.	NO CURRENT CONFLICT
Consultant hereby assures the Company that neither it nor Dr. Morganroth is currently restricted by any existing employment or non-compete agreement that would conflict with the terms of this Agreement.
8.	TERM OF AGREEMENT
The term of this Agreement will be effective as of March 1, 2010 and will continue from year to year unless terminated.

9.	TERMINATION
a)	The Company may terminate consulting services at any time without the need to show cause upon 90 days written notice to Consultant.
b)	The Company may terminate consulting services without notice for failure to meet obligations under this Agreement. The following, as determined by the Company in its reasonable judgment, shall constitute failure to meet these obligations
(1)	Consultant’s failure to perform services or meet goals defined under the scope of the project.
(2)	Any misconduct which is injurious to the business or interests of the Company.
(3)	Violation of any federal, state or local law applicable to the business of the Company.
(4)	Any material breach of this Agreement.
c)	The Consultant will be notified of any alleged breach in writing and be allowed 60 days to cure any deficiency. Upon any termination pursuant to subparagraph (a) or (b) above, the Consultant shall be entitled to no further fees or payments hereunder, except those which shall have accrued to the date of termination.
10.	MISCELLANEOUS
a)	This Agreement and any disputes arising hereunder shall be governed by Pennsylvania law.
b)	In the event that any provision of this Agreement is held to be invalid or unenforceable for any reason, including without limitation the geographic or business scope or duration thereof, this Agreement shall be construed as if such provision had been more narrowly drawn so as not to be invalid or unenforceable.
c)	This Agreement supersedes all prior agreements, arrangements and understandings, written or oral, relating to the subject matter with the Company or its affiliates.

d)	The failure of either party at any time or times to require performance of any provision hereof shall in no way affect the right at a later time to enforce the same.

Joel Morganroth, M.D., P.C.		eResearchTechnology, Inc.

By:	/s/ Joel Morganroth, MD Joel Morganroth, President	By:	/s/ Michael McKelvey Name: Michael McKelvey
Title: CEO

Date: March 17, 2010		Date: March 17, 2010

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